EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Third Quarter 2026 Financial Results

MIAMI, Oct. 29, 2026 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the third quarter ended September 30, 2026 and provided guidance for the fourth quarter and full year 2026.

Highlights

  Third quarter total revenue was $2.9 billion. GAAP net income was $491 million with EPS of $1.07.
  Delivered third quarter results above guidance, with Adjusted EBITDA1 of $937 million, Adjusted Net Income of $514 million and Adjusted EPS of $1.12.
  Raised full year 2026 guidance, with 2026 Adjusted EBITDA now expected to be approximately $2.55 billion and Adjusted EPS of approximately $1.70.
  Opened Great Tides Waterpark in early September at the Company’s private island, Great Stirrup Cay. Spanning nearly six acres, the waterpark expands the island’s offerings with attractions for guests of all ages.
  Announced additional run-rate savings of ~$100 million related to guest and crew air optimization and other tactical changes in promotional offerings that will phase in through 2028.
  Completed the issuance of $950 million of senior notes due 2031 on October 15, which together with the upsizing of the Revolving Loan Facility, enhanced the Company’s liquidity position.
  Completed the sale of Oceania Sirena and entered into a charter agreement to continue operating the vessel through spring 2028.
  Entered into a memorandum of agreement to sell Oceania Insignia with an expected delivery to the buyer in September 2027.

“We delivered third quarter results that came in above guidance, all while continuing to strengthen our commercial capabilities, improve operating efficiency and enhance the guest experience,” said John W. Chidsey, Chairperson and Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. “As we implement the next phase of our turnaround, we are focused on sharpening Norwegian Cruise Line’s brand positioning, improving marketing effectiveness and taking a more disciplined approach to revenue management as well as a prudent base-loading strategy. We are seeing the early signs of progress and expect Net Yield growth of 1% to 2% in 2027, with a meaningful acceleration in the back half of the year.”

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1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook and Guidance” below for additional information about Adjusted EPS, Adjusted EBITDA, Adjusted Net Income, Net Leverage and other non-GAAP financial measures.

Third Quarter 2026 Highlights

The Company delivered third quarter results above guidance, driven primarily by stronger-than-expected close-in demand and onboard spend. Continued cost discipline also contributed to lower-than-expected unit costs, further supporting the quarter’s profitability.

  Generated total revenue of $2.9 billion. GAAP net income was $491 million compared to $419 million in the prior year, with EPS of $1.07.
  Gross margin per Capacity Day decreased 16.7% versus 2025 on an as reported basis and decreased 17.1% on a Constant Currency basis. Net Yield decreased 6.5% on an as reported basis and 6.7% on a Constant Currency basis, ~220 basis points better than guidance of an 8.9% decline.
  Gross Cruise Cost per Capacity Day was approximately $301, compared to $302 in the prior year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $152 on an as reported basis and on a Constant Currency basis. Compared to 2025, this metric was down 2.2% on an as reported basis and decreased 2.3% on a Constant Currency basis, ~140 basis points better than guidance of down 0.9%.
  Adjusted EBITDA was $937 million, exceeding guidance of $874 million by $63 million. Adjusted EPS was $1.12, exceeding guidance of $0.90 by $0.22.

2026 Full Year Outlook

Reflecting its stronger-than-expected third quarter performance, the Company is raising its full year 2026 guidance. A summary of the updated full year guidance is provided below:

  2026 full year Net Yield on a Constant Currency basis is expected to be down approximately 4.4% versus 2025.
  2026 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to be down approximately 0.4% on a Constant Currency basis versus 2025, reflecting better-than-previously-guided performance driven by ongoing savings.
  2026 full year Adjusted EBITDA is expected to be approximately $2.55 billion.
  Adjusted Operational EBITDA Margin for the full year 2026 is expected to be 33.7%.
  Full year Adjusted Net Income is expected to be approximately $789 million. Adjusted EPS is expected to be approximately $1.70.

Q4 2026 Outlook

  Q4 2026 Net Yield on a Constant Currency basis remains unchanged from prior guidance, declining ~6.5%. The outlook reflects a modestly improved underlying Net Yield performance, offset by an unfavorable mix impact due to the delayed delivery of Seven Seas Prestige to late December and the cancellation of select voyages on Seven Seas Voyager transiting the Suez Canal.
  Q4 2026 Adjusted Net Cruise Cost excluding fuel per Capacity Day is expected to be up 1.7% on a Constant Currency basis versus 2025.
  Q4 2026 Adjusted EBITDA is expected to be $414 million and Adjusted Operational EBITDA margin for the quarter is expected to be 25.0%.

Booking Environment Update

The Company’s booked position for the next 12 months has improved modestly since the last earnings release but remains below its optimal range. The expanded offering at Great Stirrup Cay, including the recently opened Great Tides Waterpark, together with the upcoming rollout of a new marketing platform and improvements to revenue management capabilities, including the implementation of the base-loading strategy across 2027 and 2028 sailings, is expected to support stronger demand and a healthier booking curve over time.

Looking ahead to 2027, the Company’s pricing for the first half is ahead of levels at the same time last year, while its booked position remains below the comparable prior-year position. For the second half, pricing is ahead with the booked position in line with the same time last year. These trends, together with the expected benefits of the Company’s commercial initiatives, support the Company’s expectation for full year Net Yield growth of 1% to 2%, with a meaningful acceleration in the second half.

Liquidity and Financial Position

The Company is committed to optimizing its balance sheet and reducing Net Leverage. As of September 30, 2026, the Company had total debt of $15.1 billion and Net Debt of $14.8 billion. Net Leverage ended the quarter at 5.5x.

On a pro forma basis, considering the recent debt issuance and upsizing of the Revolving Loan Facility, liquidity as of September 30, 2026 would have been $2.1 billion, including approximately $257 million of cash and cash equivalents and $1.8 billion of availability under the Revolving Loan Facility.

“Subsequent to quarter-end, we completed the issuance of $950 million of 8.750% senior notes due 2031 and upsized our Revolving Loan Facility, strengthening our liquidity position. With no significant debt maturities until 2029, we believe our existing financial resources and ongoing cash generation provide a clear path to fund our turnaround strategy and strengthen our balance sheet over time,” said Mark A. Kempa, Executive Vice President and Chief Financial Officer of Norwegian Cruise Line Holdings Ltd. “Reducing Net Leverage remains a top priority. We continue to center our focus on cost discipline and cash generation as we work to restore Net Yield growth, with stronger earnings and cash flow expected to drive further deleveraging.”

Outlook and Guidance

In addition to announcing the results for the third quarter of 2026, the Company also provided guidance for the fourth quarter and full year 2026, along with accompanying sensitivities, subject to changes in the broad macroeconomic environment. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2026 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2026 Guidance
	Fourth Quarter 2026		Full Year 2026
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~(6.5%)	~(6.5%)	~(4.0%)	~(4.4%)
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	~1.5%	~1.7%	~(0.1%)	~(0.4%)
Capacity Days	~6.43 million		~26.18 million
Occupancy	~100.0%		~103.2%
Adjusted EBITDA	~$414 million		~$2.55 billion
Adjusted Net Income	~($55) million		~$789 million
Adjusted EPS[1]	~($0.12)		~$1.70
Diluted Weighted-Average Shares Outstanding[2]	~459 million		~463 million
Depreciation and Amortization[3]	~$280 million		~$1,083 million
Interest Expense, net[4]	~$188 million		~$695 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$17 million ~$0.04		~$76 million ~$0.16
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$10 million ~$0.02		~$42 million ~$0.09
Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS[5]	~$1.5 million ~$0.00		~$1.5 million ~$0.00

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(1)	Based on guidance and using diluted weighted-average shares outstanding of approximately 459 million for the fourth quarter of 2026 and 463 million for full year 2026.
(2)	As of September 30, 2026, the price of NCLH’s ordinary shares did not exceed the conversion price related to the Company’s 2030 Exchangeable Notes, and therefore, there was no impact to diluted weighted-average shares outstanding considered for the fourth quarter and full year 2026 guidance.
(3)	Excludes a loss on disposal related to the sale of Oceania Sirena.
(4)	Interest expense excluding debt extinguishment and modification costs. Based on the Company’s outstanding variable rate debt balance, pro forma for the Company’s issuance of $950 million senior notes subsequent to quarter-end, a one percentage point increase in annual secured overnight financing rate (“SOFR”) interest rates would increase the Company’s annual interest expense by approximately $14 million excluding the effects of the capitalization of interest.
(5)	Impact from changes in foreign exchange rates only considers the impact that foreign exchange rate movements could have on revenues and operating costs.

The following reflects the foreign currency exchange rates as of September 30, 2026 that the Company used in its fourth quarter and full year 2026 guidance.

Current Guidance
Euro	$1.13
British pound	$1.33
Australian Dollar	$0.69
Canadian Dollar	$0.70

Fuel

The Company reported fuel expense of $196 million in the quarter. Fuel price per metric ton, net of hedges increased to $819 from $744 in 2025. Fuel consumption of 239,000 metric tons was slightly below projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities:

	Fourth Quarter 2026	Full Year 2026
Fuel consumption in metric tons[1]	255,000	1,001,000
Fuel price per metric ton, net of hedges[2]	$803	$788
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03	$0.03

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(1)	Total fuel consumption for the full year 2026 is expected to consist mainly of heavy fuel oil and marine gas oil, as well as other fuel types.
(2)	Fuel prices are based on spot rates as of October 26th, 2026.

As of October 15, 2026, the Company had hedged approximately 48% and 42% of its total projected metric tons of fuel consumption for 2026 and 2027, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Most other fuel types are unhedged. The following table provides amounts hedged and prices per metric ton:

	2026	2027
Blended HFO and MGO Hedge Price / Metric Ton	$506	$559
Total % of Consumption Hedged	48%	42%

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Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consist of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	Third Quarter 2026 (millions)	Fourth Quarter 2026 (millions)	Full Year 2026 (billions)	Full Year 2027 (billions)	Full Year 2028 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	$224	~$1,094	~$2.9	~$3.1	~$1.8
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	$111	~$594	~$1.6	~$2.0	~$1.3
Newbuild-and-Growth Capital Expenditures, Net of Financing	$113	~$500	~$1.3	~$1.1	~$0.5

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1.  Includes all newbuild-related capital expenditures including shipyard progress payments.
Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consist of investments related to maintenance, Dry-dock renovations, technology and digital:

	Third Quarter 2026 (millions)	Fourth Quarter 2026 (millions)	Full Year 2026 (millions)
Other Capital Expenditures	$134	~$96	~$540

Fleet and Brand Updates

  Norwegian Cruise Line officially opened Great Tides Waterpark on September 4th on its private island in the Bahamas, Great Stirrup Cay. Located on NCL’s expansive 270-acre private island, the waterpark features 19 thrilling waterslides, a wandering river, the industry’s first-ever cliff jumps, and a dedicated kids splash zone, as well as new food and beverage offerings. Learn more here.
  Norwegian Cruise Line opened for sale Norwegian Bella™, the final ship in its Prima Class. Inaugural season of voyages will offer itineraries across Europe and will begin May 2028. Learn more here.
  Oceania Cruises floated out Oceania Sonata, marking a major construction milestone for the first ship in the new Sonata Class. The ship is expected to debut in August 2027. Learn more here.

Conference Call

The Company has scheduled a conference call for Thursday, October 29th, 2026 at 8:30 a.m. Eastern Time to discuss third quarter 2026 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. NCLH has a combined fleet of 33 ships and approximately 72,000 Berths, excluding two ships under long-term charter to third parties, and offers itineraries to nearly 700 destinations worldwide. NCLH expects to add 16 additional ships across its three brands through 2037, which will add approximately 43,000 Berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation inclusive of any loss on disposal of ships. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation inclusive of any loss on disposal of ships.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost Excluding Fuel adjusted for supplemental adjustments.

Adjusted Net Income. Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt, including the short-term portion thereof, and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service excluding announced ships with long-term charters to third parties once their charters begin.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage greater than 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises excluding ships with long-term charters to third parties.

Revolving Loan Facility. Our senior secured revolving credit facility among NCLC, as borrower, the subsidiary guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. The revolving credit facility was increased from approximately $2.5 billion as of September 30, 2026 to approximately $2.8 billion in October 2026.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

2030 Exchangeable Notes. On April 7, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $353.9 million aggregate principal amount of exchangeable senior notes due 2030. Additionally, on September 11, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $1,407.0 million aggregate principal amount of exchangeable senior notes due 2030.

References to “dollar(s)” or “$” are to United States dollars and “euro(s)” or “€” are to the official currency of the Eurozone.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income, Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss) as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results. For example, for the nine months ended September 30, 2026, we had an expense of $22.4 million related to restructuring costs. We included this as an adjustment in the reconciliation of Adjusted Net Income since these costs are not representative of our day-to-day operations, and this adjustment did not occur and is not included in the comparative period presented within this release.

Non-GAAP diluted weighted-average shares are calculated using the treasury stock method to calculate the effect of restricted share units and options and the if-converted method to calculate the effect of convertible instruments. This is the same methodology that is used when calculating GAAP diluted weighted-average shares. However, the determination of whether the shares are dilutive or anti-dilutive is made independently on a GAAP and non-GAAP net income or loss basis, and therefore, the number of diluted weighted-average shares outstanding for GAAP and non-GAAP may be different.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions and deliveries and ship sales, including expected timing and impact thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program, decarbonization efforts and alternative fuel sources and related regulation may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment, tariff increases and trade wars, the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild-related payments and other obligations and to work with credit card processors to satisfy potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; our ability to maintain and strengthen our brand; shareholder activism and/or proxy contests; the unavailability of ports of call and the impacts of port and destination fees and expenses; future increases in the price of, or major changes, disruptions or reductions in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, geopolitical conflict, armed conflict or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships, technology services and certain other critical services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets, businesses and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue
Passenger ticket	$1,945,639	$2,049,959	$5,217,798	$5,177,628
Onboard and other	1,001,124	888,183	2,700,730	2,405,564
Total revenue	2,946,763	2,938,142	7,918,528	7,583,192
Cruise operating expense
Commissions, transportation and other	547,675	521,981	1,429,948	1,405,159
Onboard and other	236,180	222,002	579,494	548,544
Payroll and related	390,315	355,396	1,165,104	1,036,033
Fuel	195,733	175,913	584,043	508,304
Food	92,043	81,866	260,047	238,777
Other	205,722	197,701	613,721	578,827
Total cruise operating expense	1,667,668	1,554,859	4,632,357	4,315,644
Other operating expense
Marketing, general and administrative	367,118	383,002	1,246,003	1,167,432
Depreciation and amortization	287,703	250,832	819,624	725,889
Total other operating expense	654,821	633,834	2,065,627	1,893,321
Operating income	624,274	749,449	1,220,544	1,374,227
Non-operating income (expense)
Interest expense, net	(170,544)	(328,816)	(507,418)	(783,470)
Other income (expense), net	30,901	13,003	105,121	(167,927)
Total non-operating income (expense)	(139,643)	(315,813)	(402,297)	(951,397)
Net income before income taxes	484,631	433,636	818,247	422,830
Income tax benefit (expense)	6,834	(14,341)	437	(13,838)
Net income	$491,465	$419,295	$818,684	$408,992
Weighted-average shares outstanding
Basic	459,221,105	450,996,955	458,345,947	446,279,721
Diluted	460,423,326	495,727,378	463,719,391	505,317,442
Earnings per share
Basic	$1.07	$0.93	$1.79	$0.92
Diluted	$1.07	$0.86	$1.77	$0.87

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	$491,465	$419,295	$818,684	$408,992
Other comprehensive income:
Shipboard Retirement Plan	43	16	128	48
Cash flow hedges:
Net unrealized gain	112,951	43	168,897	52,944
Amount realized and reclassified into earnings	(48,715)	8,807	(84,953)	23,924
Total other comprehensive income	64,279	8,866	84,072	76,916
Total comprehensive income	$555,744	$428,161	$902,756	$485,908

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$256,508	$209,893
Accounts receivable, net	241,186	291,659
Inventories	187,700	138,181
Prepaid expenses and other assets	608,366	498,808
Total current assets	1,293,760	1,138,541
Property and equipment, net	20,364,242	19,068,807
Goodwill	135,764	135,764
Trade names	500,525	500,525
Other long-term assets	1,718,818	1,697,764
Total assets	$24,013,109	$22,541,401
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,134,959	$875,899
Accounts payable	177,965	169,655
Accrued expenses and other liabilities	1,295,194	1,206,430
Advance ticket sales	3,141,976	3,200,593
Total current liabilities	5,750,094	5,452,577
Long-term debt	13,951,544	13,730,277
Other long-term liabilities	1,162,523	1,148,659
Total liabilities	20,864,161	20,331,513
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 459,272,300 shares issued and outstanding at September 30, 2026 and 455,257,489 shares issued and outstanding at December 31, 2025	459	455
Additional paid-in capital	8,263,732	8,227,432
Accumulated other comprehensive income (loss)	(367,293)	(451,365)
Accumulated deficit	(4,747,950)	(5,566,634)
Total shareholders’ equity	3,148,948	2,209,888
Total liabilities and shareholders’ equity	$24,013,109	$22,541,401

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Nine Months Ended
	September 30,
	2026	2025
Cash flows from operating activities
Net income	$818,684	$408,992
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	885,786	787,760
Loss on extinguishment of debt	—	272,085
Share-based compensation expense	67,420	64,598
Net foreign currency adjustments on euro-denominated debt	(90,113)	133,260
Other, net	6,780	(1,922)
Changes in operating assets and liabilities:
Accounts receivable, net	42,669	(32,046)
Inventories	(53,394)	(6,322)
Prepaid expenses and other assets	(19,689)	13,360
Accounts payable	30,353	49,584
Accrued expenses and other liabilities	54,461	(72,590)
Advance ticket sales	(36,597)	13,877
Net cash provided by operating activities	1,706,360	1,630,636
Cash flows from investing activities
Additions to property and equipment, net	(2,292,043)	(2,821,959)
Proceeds from sale of ships	104,995	—
Other	(7,591)	(9,587)
Net cash used in investing activities	(2,194,639)	(2,831,546)
Cash flows from financing activities

Repayments of long-term debt	(1,894,036)	(7,723,694)
Proceeds from long-term debt	2,487,283	9,225,819
Common share issuance proceeds, net	—	145,272
Net share settlement of restricted share units	(31,105)	(23,824)
Early redemption premium	—	(238,126)
Deferred financing fees and other	(27,248)	(208,501)
Net cash provided by financing activities	534,894	1,176,946
Net increase (decrease) in cash and cash equivalents	46,615	(23,964)
Cash and cash equivalents at beginning of the period	209,893	190,765
Cash and cash equivalents at end of the period	$256,508	$166,801

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Passengers carried	983,214	803,268	2,750,963	2,211,002
Passenger Cruise Days	7,204,938	6,828,243	20,585,418	18,904,286
Capacity Days	6,766,454	6,417,724	19,749,163	18,170,560
Occupancy Percentage	106.5%	106.4%	104.2%	104.0%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2026			2026
		Constant Currency			Constant Currency
	2026	compared to 2025	2025	2026	compared to 2025	2025
Total revenue	$2,946,763	$2,940,593	$2,938,142	$7,918,528	$7,881,105	$7,583,192
Less:
Total cruise operating expense	1,667,668	1,665,552	1,554,859	4,632,357	4,614,206	4,315,644
Ship depreciation	266,348	266,348	229,579	757,185	757,185	667,070
Gross margin	1,012,747	1,008,693	1,153,704	2,528,986	2,509,714	2,600,478
Ship depreciation	266,348	266,348	229,579	757,185	757,185	667,070
Payroll and related	390,315	390,261	355,396	1,165,104	1,164,899	1,036,033
Fuel	195,733	195,691	175,913	584,043	584,066	508,304
Food	92,043	92,029	81,866	260,047	259,227	238,777
Other	205,722	204,618	197,701	613,721	604,784	578,827
Adjusted Gross Margin	$2,162,908	$2,157,640	$2,194,159	$5,909,086	$5,879,875	$5,629,489

Passenger Cruise Days	7,204,938	7,204,938	6,828,243	20,585,418	20,585,418	18,904,286
Capacity Days	6,766,454	6,766,454	6,417,724	19,749,163	19,749,163	18,170,560

Total revenue per Passenger Cruise Day	$408.99	$408.14	$430.29	$384.67	$382.85	$401.14
Gross margin per Passenger Cruise Day	$140.56	$140.00	$168.96	$122.85	$121.92	$137.56
Net Per Diem	$300.20	$299.47	$321.34	$287.05	$285.63	$297.79

Gross margin per Capacity Day	$149.67	$149.07	$179.77	$128.06	$127.08	$143.11
Net Yield	$319.65	$318.87	$341.89	$299.21	$297.73	$309.81

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2026			2026
		Constant Currency			Constant Currency
	2026	compared to 2025	2025	2026	compared to 2025	2025
Total cruise operating expense	$1,667,668	$1,665,552	$1,554,859	$4,632,357	$4,614,206	$4,315,644
Marketing, general and administrative expense	367,118	367,130	383,002	1,246,003	1,240,886	1,167,432
Gross Cruise Cost	2,034,786	2,032,682	1,937,861	5,878,360	5,855,092	5,483,076
Less:
Commissions, transportation and other expense	547,675	546,773	521,981	1,429,948	1,421,736	1,405,159
Onboard and other expense	236,180	236,180	222,002	579,494	579,494	548,544
Net Cruise Cost	1,250,931	1,249,729	1,193,878	3,868,918	3,853,862	3,529,373
Less: Fuel expense	195,733	195,691	175,913	584,043	584,066	508,304
Net Cruise Cost Excluding Fuel	1,055,198	1,054,038	1,017,965	3,284,875	3,269,796	3,021,069
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	614	614	553	1,842	1,842	1,658
Non-cash share-based compensation (2)	21,321	21,321	18,418	65,395	65,395	64,598
Professional advisory fees (3)	150	150	—	5,392	5,392	—
Restructuring costs (4)	2,710	2,710	—	22,387	22,387	—
Adjusted Net Cruise Cost Excluding Fuel	$1,030,403	$1,029,243	$998,994	$3,189,859	$3,174,780	$2,954,813

Capacity Days	6,766,454	6,766,454	6,417,724	19,749,163	19,749,163	18,170,560

Gross Cruise Cost per Capacity Day	$300.72	$300.41	$301.95	$297.65	$296.47	$301.76
Net Cruise Cost per Capacity Day	$184.87	$184.69	$186.03	$195.90	$195.14	$194.24
Net Cruise Cost Excluding Fuel per Capacity Day	$155.95	$155.77	$158.62	$166.33	$165.57	$166.26
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$152.28	$152.11	$155.66	$161.52	$160.76	$162.62

____________________

(1)	Non-cash deferred compensation expenses related to the Shipboard Retirement Plan, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(4)	Severance and other related fees associated with certain employee terminations, including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	$491,465	$419,295	$818,684	$408,992
Effect of dilutive securities - exchangeable notes	—	7,287	1,576	32,056
Net income and assumed conversion of exchangeable notes	491,465	426,582	820,260	441,048
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,103	988	3,310	2,964
Non-cash share-based compensation (2)	21,321	18,418	65,395	64,598
Professional advisory fees (3)	150	—	5,392	—
Restructuring costs (4)	2,710	—	22,387	—
Extinguishment and modification of debt (5)	—	154,486	—	272,463
Net foreign currency adjustments on euro-denominated debt (6)	(19,815)	(4,662)	(90,113)	133,260
Loss on ship disposal (7)	16,825	—	16,825	—
Adjusted Net Income	$513,759	$595,812	$843,456	$914,333

Diluted weighted-average shares outstanding - Net income and Adjusted Net Income	460,423,326	495,727,378	463,719,391	505,317,442

Diluted EPS	$1.07	$0.86	$1.77	$0.87
Adjusted EPS	$1.12	$1.20	$1.82	$1.81

____________________

(1)	Non-cash deferred compensation expenses related to the Shipboard Retirement Plan, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(4)	Severance and other related fees associated with certain employee terminations, including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.
(5)	Losses on extinguishment of debt and modification of debt are included in interest expense, net.
(6)	Net gains and losses for foreign currency remeasurements of our euro-denominated debt principal included in other income (expense), net.
(7)	A loss on disposal related to the sale of Oceania Sirena, which is included in depreciation and amortization expense.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	$491,465	$419,295	$818,684	$408,992
Interest expense, net	170,544	328,816	507,418	783,470
Income tax (benefit) expense	(6,834)	14,341	(437)	13,838
Depreciation and amortization expense	287,703	250,832	819,624	725,889
EBITDA	942,878	1,013,284	2,145,289	1,932,189
Other (income) expense, net (1)	(30,901)	(13,003)	(105,121)	167,927
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	614	553	1,842	1,658
Non-cash share-based compensation (3)	21,321	18,418	65,395	64,598
Professional advisory fees (4)	150	—	5,392	—
Restructuring costs (5)	2,710	—	22,387	—
Adjusted EBITDA	$936,772	$1,019,252	$2,135,184	$2,166,372

____________________

(1)	Primarily consists of gains and losses, net for foreign currency remeasurements.
(2)	Non-cash deferred compensation expenses related to the Shipboard Retirement Plan, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(5)	Severance and other related fees associated with certain employee terminations, including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

September 30,
2026
Long-term debt	$13,951,544
Current portion of long-term debt	1,134,959
Total Debt	15,086,503
Less: Cash and cash equivalents	256,508
Net Debt	$14,829,995

Adjusted EBITDA for the twelve months ended	$2,699,038

Net Leverage	5.5x